Exhibit 99.1
Press Release
GE Announces Two New Members for Board of Directors

•Darren W. McDew, retired General, U.S. Air Force, and former Commander of the U.S. Transportation Command, and Jessica Uhl, former Chief Financial Officer of Shell plc, will join the GE Board of Directors
•Francisco D’Souza and Leslie Seidman will not stand for reelection at GE’s 2023 Annual Meeting of Shareholders, following 10 and 5 years of service, respectively

BOSTON – March 14, 2023 – GE (NYSE: GE) today announced that its Board of Directors has named two new members: Darren McDew, retired General, U.S. Air Force, and former Commander of the U.S. Transportation Command, and Jessica Uhl, former Chief Financial Officer of Shell plc.

GE Chairman and CEO and GE Aerospace CEO H. Lawrence Culp, Jr. said, “Darren and Jessica will be exceptional additions to GE’s Board, bringing deep domain expertise to help our teams support our customers—with GE Aerospace defining the future of flight and GE Vernova electrifying and decarbonizing the world. The Board and I look forward to bringing their valuable perspectives and experiences into the mix as we progress toward launching GE Aerospace and GE Vernova as independent, industry-leading companies.”

Culp continued, “I also want to thank Frank and Leslie, who are not standing for reelection, for their dedicated service during a period of significant transformation for GE. Their counsel and oversight as we strengthened our financial position, improved our operating foundation, focused our portfolio, enhanced and simplified our financial reporting, navigated global challenges, and continued to invest in innovation have helped put the company in the enviable position we’re in today—to drive value for the long term.”

GE Lead Director Thomas Horton said, “Our new directors’ domain expertise and customer perspectives are strongly aligned with the aerospace and defense and energy industries. Their experiences are well suited for GE’s needs today and into the future, and I’m excited to welcome them both.”

The two new directors are:

Darren McDew (62), who is a retired four-star General of the U.S. Air Force and former Commander of the U.S. Transportation Command, served with distinction in the United States military for 36 years. McDew commanded at every echelon, was the former Military Aide to the President, led the Air Force’s US Senate Office, was Director of Air Force Public Affairs, and former Vice Director, Strategic Plans and Policy for the Chairman of the Joint Chiefs of Staff. McDew has over 25 years of experience in a strategic decision-making executive leadership role in the field of defense and national security, risk management, logistics and supply chain and political military affairs. McDew serves on the Board of Directors of Abbott Laboratories, Parsons Corporation and USAA. He will join the GE Board effective March 30, 2023.

Jessica Uhl (55), who is the former CFO of Shell plc, brings more than 20 years of experience in the energy industry from wind and solar to liquefied natural gas and upstream. Uhl previously held a variety of roles with Shell plc in finance and business development across multiple business divisions, based in the US, the UK and the Netherlands. Uhl currently works with corporates, non-profits, and academia on the energy transition. Uhl serves on the Board of Directors of Goldman Sachs. She will join the GE Board effective upon her election at the 2023 Annual Shareholders Meeting to be held on May 3, 2023.

The Board has appointed Gen. McDew to serve as a member of its Governance & Public Affairs Committee and Ms. Uhl, upon her election, to serve as a member of the Audit Committee. The Board also appointed Isabella Goren to serve as Chair of the Audit Committee following the 2023 Annual Meeting.

About GE:
GE (NYSE:GE) rises to the challenge of building a world that works. For more than 130 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more safely, efficiently, and reliably. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

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